UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2020 (September 14, 2020)

Ceridian HCM Holding Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38467	46-3231686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3311 East Old Shakopee Road, Minneapolis, MN		55425
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (952) 853-8100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CDAY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain of Certain Officers.

On September 14, 2020, the Board of Directors of Ceridian HCM Holding Inc. (the “Company”) approved the appointment of Noemie C. Heuland, 42, as Executive Vice President, Chief Financial Officer of the Company to be effective on October 5, 2020, the first day of her employment with Ceridian HCM, Inc., a subsidiary of the Company (“Ceridian HCM”). Since April 2018, Ms. Heuland has held the position of Senior Vice President, Chief Financial Officer of SAP Latin America & Caribbean region.  In addition, Ms. Heuland held the positions of Vice President, Chief Financial Officer of SAP Latin America and Caribbean North and South from April 2015 to March 2018. Further, Ms. Heuland is a certified public accountant (inactive).

On September 15, 2020, Ms. Heuland entered into an employment agreement with Ceridian HCM setting forth the terms of Ms. Heuland’s employment and compensation arrangement. Pursuant to her employment agreement, Ms. Heuland will be paid an annual base salary of $600,000, and she is eligible to participate in the Company’s variable incentive plan on the same terms as similarly situated executives and with a target annual payout based upon 60% of her annual base salary and in the Company’s other benefit programs as made available to executives of the Company.  In addition, pursuant to her employment agreement and following commencement of her employment, the Board approved that Ms. Heuland will be (i) paid a one-time signing bonus in the amount of $200,000, and (ii) granted a restricted stock unit award with a value of $3,200,000 under the terms of the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and the award agreement previously approved by the Board.

Ms. Heuland’s employment agreement provides that she will be eligible to participate in the Company’s long-term equity incentive plan beginning in 2022 under the 2018 Plan.  Further, her employment agreement provides that if her employment is terminated without Cause or for Good Reason (as such terms are defined in her employment agreement), she will receive (i) a lump sum cash payment equal to twelve months of total compensation (base salary plus incentive payment at target), (ii) executive outplacement services in an amount not to exceed $10,000, and (iii) COBRA continuation of healthcare coverage based on her termination date for up to six months following her termination of employment.  In addition, Ms. Heuland’s employment agreement provides that if her employment is terminated due to death or Disability (as such term is defined in her employment agreement), she would receive a pro-rated portion of the variable incentive plan payment that she would have been entitled to receive for the fiscal year in which her death or Disability occurs had she remained continuously employed for the full fiscal year. Ms. Heuland’s employment agreement also includes non-compete, non-recruitment and non-disparagement provisions.

The foregoing summary of Ms. Heuland’s employment agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such employment agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020.

Ms. Heuland has no family relationships that are required to be disclosed under Item 401(d) of Regulation S-K and is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

On November 6, 2019, the Company, Ceridian Canada Ltd., and Arthur Gitajn, Executive Vice President, Chief Financial Officer of the Company, entered into the separation and consulting agreement which set forth the terms of Mr. Gitajn continuing in his role as Chief Financial Officer until a new Chief Financial Officer was appointed by the Company and then serving as a senior advisor to the Chief Executive Officer of the Company until December 31, 2020. The foregoing summary of Mr. Gitajn’s separation and consulting agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such separation and consulting agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 7, 2019.  As a result of the appointment of Ms. Heuland to the position of Executive Vice President, Chief Financial Officer and pursuant to the terms of Mr. Gitajn’s separation and consulting agreement, Mr. Gitajn will cease being Executive Vice President, Chief Financial Officer of the Company on October 5, 2020.

A copy of the Press Release issued by the Company in connection with this report is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated as of September 17, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN HCM HOLDING INC.

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

Date: September 17, 2020